Exhibit 99.1

Mike Zellner Vice President & CFO Tel: 1 408.988.1204	David Climie VP Marketing Communications Tel: 1 408.988.8276	Susan Shaw Sr Manager, Communications Tel: 1 408.988.8515

PMC-Sierra Completes Acquisition of Wintegra

SANTA CLARA, Calif., November 18, 2010 – PMC-Sierra, Inc. (Nasdaq:PMCS), the premier Internet infrastructure semiconductor solution provider, today announced it has completed the acquisition of Wintegra, Inc., a leading provider of highly integrated network processors optimized for mobile backhaul equipment. In accordance with the terms of the transaction announced on October 21, 2010, PMC-Sierra paid approximately $240 million in cash for the acquisition, less estimated cash and short-term deposits acquired of approximately $26 million at time of closing. Further, up to an additional $60 million of cash consideration may be paid if certain growth and performance milestones are reached by the end of 2011.

The acquisition accelerates PMC-Sierra’s product offering in IP/Ethernet packet-based mobile backhaul equipment and fits strategically with its overall efforts to accelerate the transition of existing communications equipment to converged, packet-centric solutions. Wintegra’s WinPath™ family of network processors – combined with their field-proven networking software – is used in 3G/4G base stations, fiber and microwave cell-site routers, as well as radio network controllers deployed in mobile networks worldwide. These single-chip solutions enable carriers to increase throughput on their mobile backhaul networks while successfully scaling and migrating to packet-based architectures.

Wintegra has approximately 165 employees located primarily in Ra’anana, Israel, and Austin, Texas.

– more –

Safe Harbor Statement

This press release contains certain forward-looking statements that are subject to risks and uncertainties such as the expected benefits of the transaction, and PMC-Sierra’s plans for the acquired business. Actual results may differ from these projections. The potential risks and uncertainties include, among others, the integration risks associated with the proposed transaction, loss of customers or employees, the risk that anticipated growth in demand for IP/Ethernet packet-based mobile backhaul equipment may not materialize and other risks associated with PMC-Sierra’s business. PMC-Sierra’s SEC filings describe more fully the risks associated with PMC-Sierra’s business, including limited revenue visibility due to variable customer demands, market segment growth or decline, orders with short delivery lead times, customer concentration, and other items such as foreign exchange rates. PMC-Sierra does not undertake any obligation to update the forward-looking statements.

About PMC-Sierra

PMC-Sierra® , the premier Internet infrastructure semiconductor solution provider, offers its customers technical and sales support worldwide through a network of offices in North America, Europe, Israel and Asia. PMC-Sierra provides semiconductor solutions for Enterprise and Channel Storage, Wide Area Network Infrastructure, Fiber To The Home, and Laser Printer/Enterprise market segments. The Company is publicly traded on the NASDAQ Stock Market under the PMCS symbol. For more information, visit www.pmc-sierra.com.

###

© Copyright PMC-Sierra, Inc. 2010. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries, PMCS and “Enabling connectivity. Empowering people.” are trademarks of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners.

Page 2/2